EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136821 on Form S-8 pertaining to the Syntel, Inc. Amended and Restated Stock Option and Incentive Plan, Syntel Inc., Amended and Restated Employee Stock Purchase Plan and Registration Statement No. 333-162060 on Form S-3A pertaining to Syntel, Inc. of our report dated February 27, 2012 with respect to the consolidated financial statements of Syntel, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which report is included in this Annual Report on Form 10-K for Syntel, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

February 27, 2012